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                                                                       EXHIBIT 5

                                               May 17, 1996



92-1025
Rykoff-Sexton, Inc.
1050 Warrenville Road
Lisle, Illinois, 60532-5201

    Re:  Registration Statement on Form S-8

Ladies and Gentlemen:

    We have acted on behalf of Rykoff-Sexton, Inc. (the "Company") in connection with a Registration Statement on Form S-8 filed by the Company with the Securities and Exchange Commission (the "Registration Statement"), relating to 1,082,144 shares of Common Stock, $0.10 par value (the "Shares") to be issued by the Company pursuant to the terms of each of the WS Holdings Management Stock Option Plan, the US Foodservice Inc. 1992 Stock Option Plan, and the US Foodservice Inc. 1993 Stock Option Plan (together, the "Plans"). Upon examination of such corporate documents and records as we have deemed necessary or advisable for the purposes hereof and including and in reliance upon certain certificates by the Company, it is our opinion that:

    1. The Company is a validly existing corporation in good standing under the laws of the State of Delaware.

    2. The Shares, when issued and paid as contemplated by the Plans, and when delivered against payment therefor in the manner contemplated by the Plans, will be validly issued, fully paid and non-assessable.

    We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.


                                          Very truly yours,



                                          Maslon Edelman Borman & Brand,
                                          a Professional Limited Liability
                                          Partnership